UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No.               )

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Precision Castparts Corp.
(Name of Registrant as Specified In Its Charter)

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PRECISION CASTPARTS CORP.

4650 SW Macadam, Suite 440
Portland, Oregon 97239

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 17, 2005

You are invited to attend the Annual Meeting of Shareholders of Precision Castparts Corp. The meeting will be held on Wednesday, August 17, 2005 at 9:00 a.m., Pacific Time, in the Queen Marie Ballroom of the Embassy Suites Hotel, 319 SW Pine Street, Portland, Oregon. The Company will conduct the following business:

1.                Electing three directors to serve for three-year terms;

2.                Ratifying the appointment of PricewaterhouseCoopers LLP as our independent accountants for the year ending April 2, 2006;

3.                Conducting any other business that is properly raised before the meeting.

Only shareholders of record at the close of business on June 24, 2005 will be able to vote at the meeting.

Your vote is important. Please sign, date and return your proxy card to us in the return envelope as soon as possible. If you plan to attend the meeting, please mark the appropriate box on the proxy card so we can prepare an accurate admission list. If you attend the meeting and prefer to vote in person, you will be able to do so.

By Order of the Board of Directors,
/s/ ROGER A. COOKE
Roger A. Cooke Secretary
Portland, Oregon July 7, 2005

PRECISION CASTPARTS CORP.

4650 SW Macadam, Suite 440
Portland, Oregon 97239

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS

The Board of Directors of Precision Castparts Corp. (the “Company” or “PCC”) solicits your proxy in the form enclosed with this proxy statement. The proxy will be used at the 2005 Annual Meeting of Shareholders, which will be held on Wednesday, August 17, 2005 at 9:00 a.m., Pacific Time, in the Queen Marie Ballroom of the Embassy Suites Hotel, 319 SW Pine Street, Portland, Oregon. The proxy may also be used at any adjournment of the meeting. You may submit your proxy to us by mail using the enclosed proxy form. We are sending this statement and the enclosed proxy form and voting instructions to you on or about July 7, 2005.

Shareholders of record at the close of business on June 24, 2005 are entitled to notice of and to vote at the meeting or any adjournment thereof. The Company’s outstanding voting securities on June 24, 2005 consisted of 66,276,371 shares of Common Stock, each of which is entitled to one vote on all matters to be presented at the meeting. The Common Stock does not have cumulative voting rights.

If you have properly submitted your proxy and have not revoked it prior to the Annual Meeting, we will vote your shares according to your instructions on the proxy. If you do not provide any instructions, we will vote your shares: (a) for the nominees listed in Proposal 1; (b) for the ratification of the appointment described in Proposal 2; and (c) in accordance with the recommendations of the Company’s management on other business that properly comes before the meeting or matters incident to the conduct of the meeting. If you properly submit your proxy but attend the meeting and choose to vote personally, our ability to exercise the proxy will be suspended. You also may revoke your proxy by notifying Roger A. Cooke, the Secretary of the Company, in writing at the address listed above prior to our exercise of the proxy at the Annual Meeting or any adjournment of the Meeting.

PROPOSAL 1:  ELECTION OF DIRECTORS

We Recommend a Vote “For” All Nominees

The Board of Directors consists of eight directors. As required by the Company’s bylaws, the Board of Directors is divided into three classes. The term of office for one of the classes expires each year. This year, the terms of Messrs. DuCray, Graber and Pond will expire and each is a nominee for reelection. If elected, the terms of Messrs. DuCray, Graber and Pond will expire in 2008. If any of them becomes unavailable for election for any reason, we will name a suitable substitute as authorized by your proxy.

The following table provides the name, age, principal occupation and other directorships of each nominee and continuing director, the year in which he became a director of the Company and the year in which his term expires. Except as otherwise noted, each has held his principal occupation for at least five years.

If a quorum of shares is present at the meeting, the three nominees for director who receive the greatest number of votes cast at the meeting will be elected directors. We will treat abstentions and broker nonvotes as shares present but not voting.

Name, Age, Principal Occupation and Other Directorships	Director Since	Term Expires
Nominees
Dean T. DuCray—64	1996	2005

Chairman, President and Chief Executive Officer of Jancor Companies, Inc., a manufacturer of vinyl products, since April 2002. Retired from York International Corp., a manufacturer of heating, air conditioning, ventilation and refrigeration equipment in April 1998 where he served as Vice President and Chief Financial Officer.

Don R. Graber—61	1995	2005

President and Chief Executive Officer of Colleton Enterprises LLC, a private consulting and investment company located in Dayton, Ohio, since March 2005. From 1997 to 2004, Chairman, President and Chief Executive Officer of Huffy Corporation; retired from Huffy January 2004. Mr. Graber was previously President of Worldwide Household Products Group, The Black & Decker Corporation. Mr. Graber is also a director of MTC Technologies, Inc. and Amcast Industrial Corporation. In October 2004, Huffy Corporation filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code.

Byron O. Pond, Jr.—68	1999	2005

Chairman, President and Chief Executive Officer Amcast Industrial Corporation, a producer of cast aluminum products for the automotive market, from February 2001 to February 2004 and since November 2004; from February 2004 to November 2004, Mr. Pond served as non executive Chairman of Amcast Industrial Corporation; retired in March 2000 as Chairman of Arvin Industries, Inc., a manufacturer and supplier of automotive parts. Mr. Pond also serves as a director of Cooper Tire and Rubber Company and GSI Lumonics, Inc. In November 2004, Amcast Industrial Corporation filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code.

Directors Whose Terms Continue
Peter R. Bridenbaugh—64	1995	2007

President of P. Bridenbaugh, Inc., an organization providing consulting services; until retiring in January 1998, Executive Vice President—Automotive, Aluminum Co. of America, an integrated producer of aluminum and other products for the packaging, aerospace, automotive, building and construction, and commercial and industrial markets; from 1993 to 1996, Executive Vice President and Chief Technical Officer, Aluminum Co. of America.

Mark Donegan—48	2001	2006

Chairman and Chief Executive Officer of the Company. Mr. Donegan came to PCC from General Electric Company in 1985. He has held numerous management positions with the Company before becoming Chairman. Prior to assuming his current responsibilities, Mr. Donegan was President of the Company and was elected to the position of Chairman following the Annual Meeting of Shareholders in August 2003.

Vernon E. Oechsle—62	1996	2006
Retired; until May 2001, Chairman and Chief Executive Officer of Quanex Corporation, a manufacturer of steel bars, aluminum shapes and steel tubes and pipes.
Steven G. Rothmeier—58	1994	2007

Chairman and Chief Executive Officer of Great Northern Capital, a private investment and merchant banking firm, since March 1993. Mr. Rothmeier is also a director of GenCorp. Inc., Waste Management, Inc., Great Northern Asset Management and Arvinmeritor, Inc.

J. Frank Travis—69	1999	2007

Managing General Partner of Sivart Holdings, a limited partnership engaged in investment and investment management; from 1996 to 1999, Vice Chairman of Ingersoll-Rand Co., a diversified manufacturing company.

Board of Directors and Committees

Under Oregon law, PCC is managed under the direction of the Board of Directors. The Board establishes broad corporate policies and authorizes various types of transactions, but it is not involved in day-to-day operational details. During fiscal 2005, the Board held 4 regular meetings. PCC encourages but does not require members of the Board to attend the annual shareholders’ meeting. Last year, all members attended the annual meeting.

The Board has three standing committees. The table below shows the number of meetings conducted in fiscal 2005 and the directors who currently serve on these committees. The functions of the committees are described in the paragraphs following the table.

Board Committees
Nominating &
Director	Audit	Compensation	Corporate Governance
Mr. Bridenbaugh			X
Mr. Donegan
Mr. DuCray	X (Chair)
Mr. Graber		X	X (Chair)
Mr. Oechsle	X	X
Mr. Pond			X
Mr. Rothmeier		X (Chair)
Mr. Travis	X
2005 Meetings	11	4	3

During fiscal 2005, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which he served.

Corporate Governance

PCC maintains a corporate governance page on its website which includes key information about its corporate governance initiatives, including PCC’s Corporate Governance Guidelines, its Code of Business Conduct and Ethics and charters for the Audit, Nominating & Corporate Governance and Compensation Committees of the Board of Directors. The corporate governance page can be found at www.precast.com, by clicking on “PCC Corporate Center” and then “Corporate Governance.”  These corporate governance documents are also available in print to any shareholder who requests them. Such requests should be sent to Mr. Roger A. Cooke, Secretary, Precision Castparts Corp., 4650 SW Macadam Avenue, Ste. 440, Portland, OR 97239-4262.

PCC’s policies and practices reflect corporate governance initiatives that are compliant with SEC rules, the listing requirements of the New York Stock Exchange (NYSE) and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•       The Board of Directors has adopted corporate governance policies;

•       A majority of the Board members are independent of PCC and its management;

•       All members of the board committees are independent;

•       The non-management members of the Board of Directors meet regularly without the presence of management;

•       PCC has a code of business conduct that also applies to all of its officers; and

•       PCC’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls, or auditing matters which are incorporated into a web-based and telephonic reporting program available to all employees.

No member of the Board is independent unless the Board of Directors affirmatively determines that the member has no material relationship with PCC or any of its subsidiaries (either directly or as a partner, shareholder or officer of an entity that has a relationship with PCC or any of its subsidiaries). The Board of Directors applies categorical standards to determine the independence of its members. These categorical standards are identical to the standards for director independence under the rules of the New York Stock Exchange.

The Board of Directors has determined that all of its members, other than Mr. Donegan, are independent and meet these standards. Mr. Donegan is not independent because he is an executive officer of PCC.

Meetings of the non-management directors are conducted under the direction of a non-management director, chosen on a rotating basis in advance of each meeting. Such director develops the agenda of matters he wishes the non-management directors to consider at their regularly scheduled meetings. Shareholders and other interested parties may communicate with the non-management directors by written inquiries sent to Precision Castparts Corp., Attention: Non-Management Directors, 4650 SW Macadam Avenue, Ste. 440, Portland, Oregon 97239-4262. PCC’s Vice President Regulatory and Legal Affairs will review such inquiries or communications. Communications other than advertising or promotions of a product or service will be forwarded to the presiding, non-management Board member.

The Nominating & Corporate Governance Committee has the responsibilities set forth in its charter, including:

1.                Recommending the size of the Board within the boundaries imposed by the By-Laws.

2.                Recommending selection criteria for nominees for election or appointment to the Board.

3.                Conducting independent searches for qualified nominees and screening the qualifications of candidates recommended by others.

4.                Recommending to the Board for its consideration one or more nominees for appointment to fill vacancies on the Board as they occur and the slate of nominees for election at the annual meeting.

5.                Reviewing and making recommendations to the Board with respect to compensation of directors and corporate governance.

When assessing a director candidate’s qualifications, the Nominating & Corporate Governance Committee will consider, among other factors and irrespective of whether the candidate was identified by the Nominating & Corporate Governance Committee or recommended by a shareholder, an analysis of the candidate’s qualification as independent, as well as the candidate’s integrity and moral responsibility, experience at the policy-making level, ability to work constructively with the Chief Executive Officer and other members of the Board, capacity to evaluate strategy, availability of and willingness to devote time to the Company and awareness of the social, political and economic environment.

A copy of the Nominating & Corporate Governance Committee Charter can be found on our website at www.precast.com. Consistent with the rules of the NYSE, all members of the Nominating & Corporate Governance Committee are independent.

The Nominating & Corporate Governance Committee will consider qualified candidates for director properly submitted by the Company’s shareholders. Shareholders who wish to submit names to the Nominating & Corporate Governance Committee for consideration at the 2006 Annual Meeting of Shareholders should do so in writing between June 2, 2006 and June 27, 2006, addressed to the Nominating & Corporate Governance Committee, Precision Castparts Corp., 4650 SW Macadam Avenue, Ste. 440, Portland, Oregon 97239-4262, setting forth (a) as to each nominee whom the shareholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of the Company beneficially owned by the nominee and (iv) any other information concerning the nominee that would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of such nominee; and (b) as to the shareholder giving the notice, (i) the name and record address of the shareholder and (ii) the class and number of shares of capital stock of the Company beneficially owned by the shareholder.

Audit Committee Disclosure

The Audit Committee of the Board operates pursuant to a charter and is responsible for, among other things, the appointment of the independent auditors for the Company; reviewing with the auditors the plan and scope of the audit and approving audit fees; monitoring the adequacy of reporting and internal controls and meeting periodically with internal and independent auditors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

A copy of the charter can be found on our website at www.precast.com. Consistent with the rules of the New York Stock Exchange, all members of the Audit Committee are independent. The Board of Directors has determined that Mr. DuCray is an audit committee financial expert as defined by the Securities and Exchange Commission.

Report of the Audit Committee

The Audit Committee reports as follows:

•       The Audit Committee reviewed the Company’s audited financial statements and discussed them with management. Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee also reviewed and discussed the audited consolidated financial information with management and PricewaterhouseCoopers LLP, the Company’s independent auditors, which included a discussion of the quality, and not just the acceptability, of the accounting principles and the reasonableness of significant judgments. The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations and the overall quality of the Company’s financial reporting.

•       The Audit Committee discussed with the independent auditors, PricewaterhouseCoopers LLP, matters required to be discussed by SAS No. 61 (Communication with Audit Committees), as amended.

•       The Audit Committee received from the independent auditors the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). The Audit Committee discussed with the independent auditors the auditor’s independence from the Company and its management.

•       Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended April 3, 2005.

The Audit Committee has appointed PricewaterhouseCoopers LLP to be the Company’s independent auditors for 2006 and is submitting this selection for ratification by the shareholders.

Dean T. DuCray, Chairman
Vernon E. Oechsle
J. Frank Travis

Principal Accounting Firm Fees

The Company incurred the following fees for services performed by the Company’s principal accounting firm, PricewaterhouseCoopers LLP, in fiscal 2005 and fiscal 2004:

2005
Audit Fees	$3,995,295
Audit Related Fees	66,456
Tax Fees	518,241
All other fees	0
2004
Audit Fees	$1,906,988
Audit Related Fees	857,434
Tax Fees	493,782
All other fees	0

Audit Fees include annual audit of the Company’s consolidated financial statements and review of interim financial statements in the Company’s Quarterly Reports on Form 10-Q.  Audit Fees for fiscal 2005 include $2,273,705 billed or expected to be billed by PricewaterhouseCoopers LLP for professional services for the audit of the Company’s internal controls under the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations.

Audit Related Fees include audits of the Company’s employee benefit plans, acquisition due diligence, review of registration statements and issuance of comfort letters and other audit reports required by regulation or contract.

Tax Fees include review and assistance with tax returns for various legal entities of the Company, global expatriate services and tax advice and planning for income and other taxes.

The Audit Committee appoints the outside auditor and approves the fee to be paid to the outside auditor. The Audit Committee is also responsible for reviewing and approving engagements of significant non-audit work performed by the outside auditors, and approved all audit related and tax fees. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make any statements they desire, and will also be available to respond to appropriate questions from shareholders.

Director Compensation and Stock Ownership Guidelines

The Company’s directors, other than full-time employees, are paid an annual retainer of $44,000, plus $2,000 for each Board meeting attended, and $1,500 for each committee meeting attended. An additional annual retainer of $10,000 is paid to the Chairman of the Audit Committee and additional retainers of $5,000 are paid to each of the Chairmen of the Compensation and Nominating & Corporate Governance Committees.

In May 2004, the Board of Directors approved a deferred stock unit program (the “Deferred Stock Unit Program”) under the Company’s 2001 Stock Incentive Plan. Under the Deferred Stock Unit Program, each nonmanagement director who continues as a director immediately following the Company’s annual meeting of shareholders will receive an annual deferred stock unit award. The award will entitle the director to receive one share of common stock of the Company for each vested deferred stock unit (“Deferred Stock Unit”) held by the director on the date the director ceases to be a director for any reason. The number of Deferred Stock Units granted each year will be determined by dividing $50,000 by the fair market value of the Company’s common stock on the date the Deferred Stock Units are granted.

The Deferred Stock Units will vest in equal annual increments over a three year period following the date of grant beginning on the first anniversary of the grant date. Vesting will accelerate upon death or disability of the director, retirement of the director from the board of directors under the Company’s director retirement policy, or upon a change of control of the Company. The shares of common stock deliverable pursuant to the terms of the Deferred Stock Unit will be delivered by the Company upon termination of service as a director unless the director elects further deferral under the Deferred Stock Unit Program. If a director ceases to be a director for any reason that does not result in acceleration all unvested Deferred Stock Units held by the director are forfeited. If cash dividends are paid on the Company’s common stock while Deferred Stock Units are outstanding, the holder of Deferred Stock Units will receive additional whole or fractional Deferred Stock Units equal to the value of the dividends that would have been paid on the common stock deliverable under the Deferred Stock Units divided by the closing stock price of the common stock on the dividend payment date. The first award under the Deferred Stock Unit Program was made following the 2004 Annual Meeting of Shareholders. Each nonmanagement director received 943 Deferred Stock Units.

Stock Ownership Guidelines

The Board believes that, in order to better align the interests of individual Board members with those of the Company’s shareholders, it is important for Board members to own Company common stock. Accordingly, in May 2003 the Board established a guideline by which Board members are required to own stock, stock units or other equivalents equal to three times their annual retainer within four years of their joining the Board or the adoption of this guideline. All directors have met their stock ownership guidelines.

Insurance

The directors and officers of PCC and its subsidiaries are insured, subject to certain exclusions, against losses resulting from any claim or claims made against them while acting in their capacities as directors and officers. PCC companies are also insured, subject to certain exclusions and deductibles, to the extent that they have indemnified their directors and officers for any such losses pursuant to the indemnification provisions of the Company’s articles of incorporation and bylaws. Such insurance, effective April 1, 2005 through April 1, 2006, is provided by Federal Insurance Company, National Union Fire Insurance Company of Pittsburgh, PA, Twin City Fire Insurance Company, St. Paul Mercury Insurance Company and ACE American Insurance Company. The total cost of this insurance is $1,070,723.

Fiduciary liability insurance provides coverage for PCC companies, their directors and officers, and any employee deemed to be a fiduciary or trustee, for breach of fiduciary responsibility, obligation, or duties as imposed under applicable law. This coverage, provided by Federal Insurance Company, was renewed effective April 1, 2005 through April 1, 2006 for a cost of $78,650.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table, which was prepared on the basis of information furnished by the persons described, shows ownership of the Company’s Common Stock as of May 1, 2005 by the Chief Executive Officer, by each of the other five most highly compensated executive officers, by the directors and by the directors and executive officers of the Company as a group. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown. The beneficial ownership of each director and executive officer is less than 1% of the outstanding shares.

	Number of Shares Beneficially Owned
	(excluding shares		Options Exercisable
Name	subject to options)		Within 60 Days	Total
Peter R. Bridenbaugh	6,362		14,250	20,612
Roger A. Cooke	31,082	(1)	58,306	89,388
Mark Donegan	87,273		—	87,273
Dean T. DuCray	4,300	(2)	12,250	16,550
Don R. Graber	2,000		12,250	14,250
Steven G. Hackett	6,432		—	6,432
William D. Larsson	22,000		41,453	63,453
Ross M. Lienhart	19,033		20,581	39,614
Vernon E. Oechsle	2,000		10,250	12,250
Byron O. Pond, Jr.	7,000		1,250	8,250
Steven G. Rothmeier	8,000		14,250	22,250
J. Frank Travis	5,000	(3)	4,250	9,250
Peter G. Waite	7,896	(4)	112,361	120,257
All directors and executive officers as a group (19 persons)	243,445		431,924	675,369

(1)          Includes 4,000 shares owned by children of Mr. Cooke

(2)          Includes 800 shares held in trust for children of Mr. DuCray

(3)          Includes 2,000 shares held by Sivart Holdings, a partnership in which Mr. Travis is the controlling partner

(4)          Includes 1,500 shares owned by children of Mr. Waite

COMPENSATION OF EXECUTIVE OFFICERS

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of the Board of Directors is composed of three independent directors. Pursuant to authority delegated by the Board of Directors, the Compensation Committee determines the compensation to be paid to the Chief Executive Officer and to each of the other executive officers of the Company. The Compensation Committee also is responsible for developing the Company’s executive compensation policies.

The Company’s compensation policies for corporate executive officers (including the named executive officers) are designed to compensate the Company’s executives fairly and to provide incentives for the executives to manage the Company’s businesses effectively for the benefit of its shareholders. In fiscal 2005, the Compensation Committee retained the services of an independent consultant with special expertise in compensation matters to assist the Committee and the Board of Directors in the design and monitoring of compensation arrangements that are fair and competitive for the executives and consistent with the objectives of the shareholders. The consultant compared the current compensation of the Company’s executive officers with compensation from a large number of industrial companies. The comparator group of companies included companies of similar size, complexity and management structure as the Company and its significant operating subsidiaries. Industry classifications, growth trends and other business characteristics were also considered in selecting the comparator group of companies.

The key objectives of the Company’s compensation policies for executive officers (including the named executive officers) are to attract and retain key executives who are important to the long-term success of the Company and to provide incentives for these executives to achieve high levels of job performance and enhance shareholder value. The Company seeks to achieve these objectives by paying its executives a competitive level of base compensation for companies of similar size and industry and by providing its executives an opportunity for further reward for outstanding performance in both the short term and the long term. It is the general policy of the Compensation Committee to emphasize opportunities for performance-based rewards through annual cash bonuses and stock option grants in order that the total compensation (base salary, cash bonus and stock options) of the Company’s executive officers ranges from the 50th percentile to the 75th percentile of the comparator group of companies.

Executive Officer Compensation Program

The Company’s executive officer compensation program is comprised of three elements: base salary, annual cash bonus and long-term incentive compensation in the form of stock option grants.

Salary.   The Compensation Committee established base salaries for the Company’s executive officers in fiscal 2005 after taking into account individual experience, job responsibility and individual performance during the prior year. These factors are not assigned a specific weight in establishing individual base salaries. The Committee also considered the Company’s executive officers’ salaries relative to salary information from the comparator group of companies previously identified in the consultant’s report described above.

After considering the information on individual performance and the comparative information provided by the compensation consultant, the Compensation Committee made specific adjustments to the fiscal 2004 compensation levels of the executive officers as determined to be appropriate in the circumstances and in furtherance of the Company’s compensation policies.

Cash Bonuses.   The purpose of the cash bonus component of the compensation program is to provide a direct financial incentive to executives and other employees to achieve predetermined division and Company performance objectives. For fiscal 2005, the Company’s executive incentive bonuses were determined pursuant to the Company’s Executive Performance Compensation Plan, which was approved by shareholders at the 2002 Annual Meeting. Under this plan, the Compensation Committee annually selects a threshold parameter for the participating officers, consisting of one or more performance criteria for the Company. If the threshold parameter is not achieved, no performance compensation award is paid for that year. The threshold parameter was met for fiscal 2005.

If the threshold parameter is met, the exact amount of the cash bonus payable to the executive officer is determined at the discretion of the Compensation Committee with reference to pre-established performance criteria. In fiscal 2005, the Compensation Committee adopted the performance criteria set forth in four separate cash bonus programs which are applicable to the six named executive officers of the Company. The Corporate Bonus Program is applicable to Messrs. Donegan, Larsson and Cooke, the PCC Airfoils Executive Bonus Program is applicable to Mr. Waite, the SPS Fasteners Executive Bonus Program is applicable to Mr. Hackett and the PCC Structurals Executive Bonus Program is applicable to Mr. Lienhart. In approving final bonuses for executive officers for fiscal 2005, the Compensation Committee considered the degree to which each executive officer had achieved the performance criteria applicable to him and exercised its discretion in a manner that resulted in each executive officer’s bonus award being reduced to the amount determined under the applicable plan that correlated to the achieved level of performance.

Stock Options.   Under the Company’s compensation policy, stock options are the primary vehicle for rewarding long-term achievement of Company goals. The objectives of the program are to align employee and shareholder long-term interests by creating a strong and direct link between compensation and increases in share value. Under the Company’s stock incentive plans, the Board of Directors or the Compensation Committee may grant options to purchase Common Stock of the Company to key employees of the Company and its subsidiaries. The Board of Directors makes annual grants of non-statutory stock options to acquire the Company’s Common Stock at an exercise price equal to the fair market value of the shares on the date of grant. The number of shares granted to executive officers was consistent with the Compensation Committee’s general policy to consider individual performance and general guidelines which establish the number of shares needed to deliver total compensation in the third quartile when compared to the comparator group of companies. The options vest in 25 percent increments over the four-year period following grant. All non-statutory stock options granted to date become fully exercisable upon a change in control of the Company.

Chief Executive Officer Compensation

The Compensation Committee annually determines the Chief Executive Officer’s compensation. For fiscal 2005, Mr. Donegan earned $2,945,450 in salary and bonus as shown in the Summary Compensation Table on page 13. The Committee considered this level of payment appropriate in view of the Company’s fiscal 2005 results of operations and the effectiveness of Mr. Donegan’s continuing leadership of the Company. It has been the Committee’s practice to determine the Chief Executive Officer’s base salary following a review of the salaries of chief executive officers for companies of comparable size and industry and upon a review of the Chief Executive Officer’s performance. In keeping with the compensation policies described above, which emphasize both short-term and long-term performance rewards rather than base salary only, the Chief Executive Officer’s cash compensation (base salary and annual cash bonus), is normally set between the 50th and the 75th percentile of cash compensation paid to the chief executive officers of the comparator group of companies and the Chief Executive Officer’s bonus is determined under the Executive Performance Compensation Plan procedures described under Cash Bonuses above, based upon the level of achievement of pre-established performance objectives and the exercise of the Committee’s discretionary powers. Because of the Company’s superior operating results in fiscal 2005, Mr. Donegan’s cash compensation exceeded the 75th percentile for total cash compensation. The annual stock option grant to Mr. Donegan in fiscal 2005 was consistent with the Committee’s general policy, which considers individual performance and the number of shares needed to rank in the third quartile of total compensation. Additional information regarding the option grant is set forth below under “Option Grants in Last Fiscal Year.”

Stock Ownership Guidelines

The Compensation Committee has endorsed stock ownership guidelines for all senior level executives. Under these guidelines, executives are expected to own Company Common Stock or Common Stock equivalents worth a multiple of their base salary. The multiple varies from between .50 to 3 times salary, with the multiple increasing in accordance with the executive’s responsibilities within the Company. Individuals are given four years to achieve the target ownership levels. All executive officers have met their stock ownership guidelines.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code (“Code”) generally limits the tax deduction to $1 million for compensation paid to the Company’s chief executive officer and the four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit.

In August 2002, the shareholders approved the Executive Performance Compensation Plan (the “Plan”). The Plan was developed to reflect current competitive market practices within the limitations of Section 162(m) and replaced the Company’s Executive Performance Compensation Plan which had been in effect prior to fiscal 2003. Incentive compensation over $1 million paid under the Plan should be deductible.

Steven G. Rothmeier, Chairman
Don R. Graber
Vernon E. Oechsle

Summary Compensation Table

The following table sets forth compensation paid to the Chief Executive Officer and the other five most highly compensated executive officers for services in all capacities to the Company and its subsidiaries during each of the last three fiscal years.

					Long-Term
					Compensation
					Awards
		Annual Compensation(1)			Securities
				Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus(2)	Compensation(3)	Options(4)	Compensation(5)
Mark Donegan(6)	2005	$837,500	$2,071,950	—	200,000	$700
Chairman and Chief	2004	740,000	878,400	—	200,000	700
Executive Officer	2003	630,000	870,480	—	242,500	700
Peter G. Waite(7)	2005	480,000	934,800	190	25,000	12,794
Executive Vice President	2004	468,750	681,329	—	15,000	13,575
and President—PCC Airfoils LLC	2003	453,750	806,088	12,474	—	12,225
William D. Larsson	2005	426,250	873,535	709	32,000	6,565
Senior Vice President and	2004	401,251	444,960	4,922	29,757	6,565
Chief Financial Officer	2003	376,250	429,760	7,783	48,846	6,440
Roger A. Cooke	2005	353,750	597,140	62,345	22,000	6,165
Vice President Regulatory	2004	342,501	308,400	—	27,332	6,040
and Legal Affairs	2003	325,000	308,380	—	41,015	3,607
Steven G. Hackett	2005	334,995	592,154	—	40,000	5,660
Senior Vice President and	2004	273,941	357,669	—	15,000	6,356
President—Fastener	2003	218,759	311,674	—	27,343	5,535
Products Group
Ross M. Lienhart	2005	327,512	409,475	—	25,000	7,390
Senior Vice President and	2004	297,511	306,095	—	20,000	7,947
President—PCC Structurals	2003	246,914	256,500	—	30,010	7,265

(1)          Includes compensation deferred at the election of the executive officers under the Company’s 401(k) Plan and Executive Deferred Compensation Plan.

(2)          These amounts are cash awards under the bonus plans described under Cash Bonuses in the Report of the Compensation Committee on Executive Compensation above.

(3)          Amounts shown in Other Annual Compensation include perquisites if the aggregate amount of such benefits exceeds $50,000. For Mr. Cooke, the amount shown for 2005 includes $44,000 for reimbursement of club initiation fees. The figures shown in Other Annual Compensation also represent performance adjustments on certain amounts deferred at the election of the named executive officer under the Company’s Executive Deferred Compensation Plan and amounts reimbursed during the fiscal year for the payment of taxes related to the Supplemental Executive Retirement Plan.

(4)          Represents shares of Common Stock issuable upon exercise of non-statutory stock options as described under Stock Options in the Report of the Compensation Committee on Executive Compensation.

(5)          Includes term life insurance premiums paid by the Company and Company matching contributions under 401(k) plans.

(6)          Prior to August 2003, Mr. Donegan held the position of President and Chief Executive Officer.

(7)          Mr. Waite resigned as an officer of the Company effective March 30, 2005.

Option Grants in Last Fiscal Year

The following table provides information regarding stock options granted to the named executive officers who received options in fiscal 2005.

	Individual Grants				Potential Realizable
	Number of	Percent of			Value at Assumed
	Securities	Total Options			Annual Rates of Stock
	Underlying	Granted to	Exercise		Price Appreciation for
	Options	Employees in	Price Per	Expiration	Option Term(2)($)
Name	Granted(1)	Fiscal Year	Share ($)	Date	5%	10%
Mark Donegan	200,000	20.0	63.50	11/16/14	7,986,900	20,240,500
Peter G. Waite	25,000	2.5	63.50	11/16/14	998,362	2,530,062
William D. Larsson	32,000	3.2	63.50	11/16/14	1,277,904	3,238,480
Roger A. Cooke	22,000	2.2	63.50	11/16/14	878,559	2,226,455
Steven G. Hackett	40,000	4.0	63.50	11/16/14	1,597,380	4,048,100
Ross M. Lienhart	25,000	2.5	63.50	11/16/14	998,362	2,530,062

(1)   Options are granted at an exercise price equal to fair market value at the date of grant (the lowest sale price on the New York Stock Exchange on the grant date). Options become exercisable for 25 percent of the shares one year after the date of grant and for 25 percent of the shares each year thereafter. Each of the options is subject to accelerated vesting in the event of a change in control of the Company. Each option terminates 12 months following death, disability or retirement at normal retirement age or bona fide early retirement and six months after termination of employment for any other reason. Options awarded after November 2003 to participants in the Company’s Supplemental Executive Retirement Plan provide for acceleration of vesting and remain exercisable for their full term if the optionee remains in the employ of the Company to normal retirement age. For options awarded after November 2004, the Board may provide that stock appreciation rights payable in Company stock may be granted in substitution for the subject stock options.

(2)     In accordance with rules of the Securities and Exchange Commission, these amounts are the hypothetical gains or “option spreads” that would exist for the respective options based on assumed rates of annual compound stock price appreciation of five percent and ten percent from the date the options were granted over the full option term and do not represent the Company’s estimate or projection of the future stock price.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table indicates (i) stock options exercised by named executive officers during fiscal 2005, including the value realized on the date of exercise, (ii) the number of shares subject to exercisable and unexercisable stock options as of the Company’s fiscal year-end, April 3, 2005, and (iii) the value of “in-the-money” options at April 3, 2005.

			Number of Securities
			Underlying
			Unexercised	Value of Unexercised
			Options Held at	In-the-Money Options
	Shares	Value	Fiscal Year-End	at Fiscal Year-End
	Acquired	Realized(1)	(Exercisable/	(Exercisable/
Name	on Exercise	($)	Unexercisable)	Unexercisable)(2)($)
Mark Donegan	159,586	5,631,630	—/498,724	—/16,068,917
Peter G. Waite	—	—	112,361/38,250	4,949,094/821,333
William D. Larsson	94,602	3,170,880	41,453/90,144	1,962,124/3,153,206
Roger A. Cooke	83,841	3,722,333	58,306/74,876	2,721,602/2,774,766
Steven G. Hackett	18,446	680,886	—/69,921	—/1,924,657
Ross M. Lienhart	64,268	2,120,292	20,581/59,018	971,066/1,895,188

(1)   Value realized equals fair market value of the stock on the date of exercise, less the exercise price, times the number of shares acquired. Taxes must be paid by the individual on the value realized.

(2)   Value of unexercised in-the-money options equals the fair market value of a share into which the option can be converted at April 1, 2005 (market price $76.00), less exercise price, times the number of options outstanding.

Equity Compensation Plan Information

The following table provides information regarding the number of shares of Common Stock that were subject to outstanding stock options or other compensation plan grants and awards at April 3, 2005.

	Number of securities	Weighted-	Number of
	to be issued	Average exercise	securities remaining
	upon exercise of	price of outstanding	available for
	outstanding options,	options, warrants	future issuance under
Plan Category	warrants and rights	and rights	equity compensation plans
Equity compensation plans approved by security holders	1,692,777	$38.00	1,260,942 (1)
Equity compensation plans not approved by security holders(2)	2,066,460	$36.70	2,093,301
Total	3,759,237	$37.28	3,354,243

(1)          Under the Company’s 1994 Stock Incentive Plan (the “1994 Plan”), 549 shares of Common Stock remain available for issuance. These shares may be issued at the discretion of the Board of Directors as restricted stock, nonqualified or incentive stock options, stock appreciation rights, stock bonuses, restricted stock and cash bonus rights to key employees of the Company and its subsidiaries. At this time, no awards other than options have been issued under the 1994 Plan. 1,263,393 shares of Common Stock remain available for issuance under the Company’s 2001 Stock Incentive Plan (the “2001 Plan”). The 2001 Plan permits the Board of Directors to make awards to (1) selected employees, officers and directors and (2) selected nonemployee agents, consultants, advisers and independent contractors. These awards can be incentive stock options, nonstatutory stock options, stock bonus awards and restricted stock. Shares of Common Stock awarded as stock bonuses or sold as restricted stock may not together exceed 20 percent of the shares authorized for issuance under the 2001 Plan. At this time, no awards other than options have been issued under the 2001 Plan.

(2)          The Company’s 1999 Nonqualified Stock Option Plan (the “1999 Plan”) as initially adopted and subsequently amended provides for the issuance of up to 6,000,000 shares of Common Stock upon the exercise of nonqualified stock options granted to employees (excluding employees who are officers or directors of the Company) of the Company and its subsidiaries. The Board of Directors administers the 1999 Plan or it may delegate this duty to any of its committees. The option exercise price may be any amount determined by the Board of Directors. The 1999 Plan will continue in effect until all shares available for issuance under the 1999 Plan have been issued and all restrictions on such shares have lapsed.

Return to Shareholders Performance Graph

The following line graph provides a comparison of the annual percentage change in the Company’s cumulative total shareholder return on its Common Stock to the cumulative total return of the S&P 500 Index and the S&P 500 Aerospace Index. The comparison assumes that $100 was invested on March 31, 2000 in the Company’s Common Stock and in each of the foregoing indices and, in each case, assumes the reinvestment of dividends.

MEASUREMENT PERIOD
(by fiscal year)

	2000	2001	2002	2003	2004	2005
S&P 500	100.0	78.32	78.51	59.07	78.53	84.61
S&P 500 Aerospace & Defense	100.0	121.90	133.50	89.48	124.49	159.25
Precision Castparts Corp.	100.0	181.76	195.50	132.20	239.42	423.82

Retirement Plans

The Company and its subsidiaries maintain defined benefit pension plans and defined contribution plans (the “retirement plans”) covering the named executive officers. Executive officers and those directors who are full-time employees receive benefits at retirement under one or more of the retirement plans.

The benefits under the defined benefit plans covering the named executive officers are based on the average monthly salary in the five consecutive years of highest compensation (exclusive of some or all of bonuses) and length of service with the Company. Employees do not contribute to those retirement plans, and the amount of the Company’s annual contribution is based on an actuarial determination. One of the retirement plans provides that a participant’s accrued benefit will become 100 percent vested upon the occurrence of a change in control of the Company and provides for disposition to participants of any surplus assets in the retirement plan upon termination of the retirement plans following a change in control of the Company.

The Company also maintains a Supplemental Executive Retirement Plan (the “SERP”) for the named executive officers. The SERP provides participating employees with a supplemental retirement benefit upon normal retirement at age 65 with 10 or more credited years of service. The SERP is designed to pay a basic monthly annuity benefit equal to 60 percent of Final Average Pay (defined as the average of the highest three calendar years of compensation out of five consecutive years of covered employment including all of any bonus and all of any deferred compensation) minus the amount of any benefits under the participant’s retirement plans and the Primary Social Security Benefit (as defined in the SERP). For participants retiring with between 10 and 20 benefit- credited years of service at age 65, the basic benefit under the SERP formula before offset is reduced by 1/20th for each year less than 20. There is a provision for an actuarially reduced early retirement benefit at or after age 55 with at least 10 years of service. Mr. Cooke is eligible to retire at or after age 55 with at least 5 years of credited service at a reduced initial target percentage of Final Average Pay.  For participants retiring with more than 20 years of service at age 65, the benefit is (a) the basic benefit before offset, plus (b) 0.5 percent of Final Average Pay times years of service over 20, minus (c) the amount of any benefits under the participant’s retirement plans and the Primary Social Security Benefit. Service and pay can continue to accrue if retirement is deferred past age 65, but there is no actuarial increase for deferred start of benefits after age 65. In lieu of an annuity benefit, the SERP provides for lump-sum payment of a participant’s benefit if timely elected and of an accelerated vested benefit in the event of termination of employment following a change in control of the Company. Each of the named executive officers of the Company has been designated as a participant in the SERP.

The following table shows the estimated annual benefits payable under the defined benefit plans and SERP to each of the named executive officers upon normal retirement at age 65 as of April 1, 2005. The amounts listed are net of an offset for estimated Social Security benefits.

	Benefit Years at Retirement
Average Earnings Credited for Retirement Benefits	10	15	20	25	30	35
$ 400,000	$98,000	$158,000	$218,000	$228,000	$238,000	$248,000
550,000	143,000	225,000	308,000	321,000	335,000	349,000
700,000	188,000	293,000	398,000	415,000	433,000	450,000
850,000	233,000	360,000	488,000	509,000	530,000	551,000
1,000,000	278,000	428,000	578,000	603,000	628,000	653,000
1,150,000	323,000	495,000	668,000	696,000	725,000	754,000
1,300,000	368,000	563,000	758,000	790,000	823,000	855,000
1,450,000	413,000	630,000	848,000	884,000	920,000	956,000
1,600,000	458,000	698,000	938,000	978,000	1,018,000	1,058,000
1,750,000	503,000	765,000	1,028,000	1,071,000	1,115,000	1,159,000
1,900,000	548,000	833,000	1,118,000	1,165,000	1,213,000	1,260,000
2,050,000	593,000	900,000	1,208,000	1,259,000	1,310,000	1,361,000
2,200,000	638,000	968,000	1,298,000	1,353,000	1,408,000	1,463,000
2,350,000	683,000	1,035,000	1,388,000	1,446,000	1,505,000	1,564,000
2,500,000	728,000	1,103,000	1,478,000	1,540,000	1,603,000	1,665,000

Note: The amounts shown above are applicable to employees retiring in 2005 at age 65. Average Earnings Credited for Retirement Benefits shown in this table is the highest three-year average of salary and bonus.

The following table shows the number of credited years of service, for purposes of the benefit table above, for the officers named in the Summary Compensation Table who were not retired as of April 1, 2005. The Compensation covered by the retirement plans is substantially equivalent to the sum of the salary and bonus amounts contained in the Summary Compensation Table.

Name of Individual	Credited Years of Service
Mark Donegan	19
Peter G. Waite	24
William D. Larsson	25
Roger A. Cooke	5
Steven G. Hackett	10
Ross M. Lienhart	25

Other Agreements

The Company’s senior executives are parties to severance agreements with the Company. The agreements generally provide for the payment upon termination of the executive’s employment by the Company without cause or by the employee for “good reason” (as defined in the severance agreement) within two years following a change in control of the Company of an amount equal to three times that employee’s annual salary and bonus (on an after-excise-tax basis), a lump-sum pension payment based upon three additional years of service and three years of continued coverage under life, accident and health plans. Each executive is obligated under the severance agreement to remain in the employ of the Company for a period of 270 days following a “potential change in control” (as defined in the severance agreement). Messrs. Donegan, Larsson, Cooke Hackett and Lienhart have each entered into a severance agreement.

The Company and Mr. Waite entered into an agreement on February 24, 2005 (the “Agreement”). Pursuant to the Agreement, Mr. Waite resigned his positions as Executive Vice President of the Company and President of PCC Airfoils effective March 30, 2005. He remains an employee-at-will of the Company and it is anticipated that such status will continue to June 6, 2009. Effective July 1, 2005, his salary was fixed at $250,000 per year. Under the Agreement, Mr. Waite has agreed not to compete with the Company’s investment casting operations for five years following the end of his employment with the Company.

PROPOSAL 2:  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors Recommends a Vote “For” Proposal 2

PricewaterhouseCoopers LLP audited the Company’s financial statements for the fiscal year ended April 3, 2005 and has been appointed to act as auditors of the Company’s financial statements for the fiscal year ending April 2, 2006. While not required, the Board of Directors is submitting this appointment for ratification by the shareholders. If ratification is not obtained, the Board will reconsider the appointment. See “Audit Committee Disclosure” for information concerning services performed by the auditors. Representatives of PricewaterhouseCoopers will be at the meeting, will be able to make a statement if they wish and will be available to answer your questions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows information about each person known to the Company to be the beneficial owner of more than five percent of the Company’s outstanding Common Stock as of April 2005.

Name and Address of Beneficial Owner	Number of Shares Owned(1)	Percent of Outstanding Shares
Fidelity Management and Research Company	9,765,834	14.99%
82 Devonshire Street Boston, MA 02109
Wellington Management Company, LLP	4,754,919	7.30%
75 State Street Boston, MA 02109

(1)   The amounts listed are based entirely on Form 13Gs filed with the Securities and Exchange Commission by the beneficial owners.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, as well as persons who own more than 10 percent of the Company’s Common Stock, to file initial reports of ownership and reports of changes in ownership of Common Stock of the Company with the Securities and Exchange Commission. To the Company’s knowledge, based solely on reports and other information submitted by executive officers and directors, the Company believes that during the fiscal year ended April 3, 2005, each of its executive officers, directors and persons who owns more than 10 percent of the Company’s Common Stock complied with all applicable Section 16(a) filing requirements, except that Ross Lienhart filed an amended Form 3 to report his ownership of 1,537 phantom stock units and Kirk Pulley filed late his initial ownership report on Form 3.

ANNUAL REPORT AND FORM 10-K

We have included with this proxy statement a copy of the Company’s 2005 Annual Report which includes the Company’s Annual Report on Form 10-K. Upon written request the Company will furnish without charge additional copies of the Company’s Annual Report. Such requests should be directed to Mr. Roger A. Cooke, Secretary, Precision Castparts Corp., 4650 SW Macadam Avenue, Ste. 440, Portland, OR 97239-4262.

METHOD AND COST OF SOLICITATION

The Company will pay the cost of soliciting proxies. In addition to soliciting proxies by mail, the Company’s employees may request the return of proxies in person or by telephone. We have hired The Proxy Advisory Group of Strategic Stock Surveillance, LLC to assist with annual meeting procedures and to solicit proxies for a fee of $5,500. Brokers and persons holding shares for the benefit of others may incur expenses in forwarding proxies and accompanying materials and in obtaining permission from beneficial owners of stock to execute proxies. On request, we will reimburse those expenses.

DISCRETIONARY AUTHORITY

While the Notice of Annual Meeting of Shareholders provides for transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to in this proxy statement. However, the enclosed proxy gives discretionary authority in the event that any other matters should be presented.

SHAREHOLDER PROPOSALS

Shareholders wishing to present proposals for action at an annual meeting must do so in accordance with the Company’s bylaws. To be timely, a shareholder’s notice must be in writing, delivered to or mailed and received at the principal executive office of the Company, not less than 50 days nor more than 75 days prior to that year’s annual meeting; provided, however, that in the event less than 65 days’ notice or prior public disclosure of the meeting is given or made to shareholders, notice by the shareholder, to be timely, must be received not later than the close of business on the 15th day following the date on which such notice of the annual meeting was mailed or such public disclosure was made, whichever first occurs. For purposes of the Company’s 2006 annual meeting, such notice, to be timely, must be received by the Company between June 2, 2006 and June 27, 2006. In addition, SEC rules require that any shareholder proposal to be considered for inclusion in next year’s annual meeting proxy materials be received at our principal office by March 9, 2006. Our mailing address is 4650 SW Macadam, Suite 440, Portland, Oregon 97239.

Whether you plan to attend the meeting or not, please sign the enclosed proxy form and return it to us in the enclosed, stamped envelope.

/s/ ROGER A. COOKE
Roger A. Cooke
Secretary
Portland, Oregon July 7, 2005

	Please sign, date and return this proxy card promptly using	☒
	the enclosed envelope.	Votes must be Indicated
(x) In Black or Blue Ink.

1.	ELECTION OF DIRECTORS				The shares represented by this proxy will be voted in accordance with the instructions given.
	FOR all nominees ☐	WITHHOLD AUTHORITY to vote	☐	EXCEPTIONS	☐
	listed below	for all nominees listed below

Nominees: Dean T. DuCray, Don R. Graber and Byron O. Pond, Jr.

(INSTRUCTlONS: To withhold authority to vote for any individual					Please cheek here if you plan to attend the meeting in person.	☐
nominee, mark the “Exceptions” box and strike a line through that nominee’s name.)					To change your address, please mark this box.	☐

		FOR	AGAINST	ABSTAIN
					To include any comments, please mark this box.	☐
2.	PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS	☐	☐	☐

Please sign exactly as your name appears on this card. Persons signing as executor, administrator, trustee, custodian or many other official or representative capacity should sign their full title.
	Date	Share Owner sign here	Co-Owner sign here

PRECISION CASTPARTS CORP.

P R O X Y

The undersigned, revoking all prior proxies, hereby appoints Mark Donegan, William D. Larsson and Roger A. Cooke and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Shareholders of Precision Castparts Corp. (the “Company”) to be held on Wednesday, August 17, 2005, or at any adjournment thereof, all shares of the undersigned in the Company.

The shares represented by this proxy will be voted in accordance with the instructions given.

This Proxy is solicited on behalf of the Company’s Board of Directors. The Board of Directors recommends a vote FOR each of the nominees and FOR the Proposal.

Unless contrary instructions are given, the shares will be voted for the Nominees, for the Proposal and on any other business that may properly come before the meeting in accordance with the recommendations